Exhibit 10.1

201 Isabella Street Suite 200 Pittsburgh, PA 15212 USA

June 23, 2025

John C. Plant

Howmet Aerospace Inc.

201 Isabella Street

Pittsburgh PA 15212

Dear John,

This letter (this “Agreement”) memorializes our recent discussions concerning your continued employment under the letter agreement between Howmet Aerospace Inc. (the “Company”) and you, dated as of February 24, 2020, as amended June 9, 2020, October 14, 2021, and December 2, 2022 (the “Letter Agreement”) (capitalized terms not defined herein shall have the meanings ascribed to them in the Letter Agreement) and amends the Letter Agreement to the extent necessary solely in the manner set forth below. All other terms and conditions contained in the Letter Agreement that are not specifically amended herein shall remain unaffected and unamended by this Agreement

Base Salary

During the Term, you will continue to receive a base salary at an annual rate of $1,800,000, payable in accordance with the Company’s normal payroll practices, and subject to all applicable taxes and withholdings.

Annual Incentive

During the Term, you will continue to participate in the Company’s annual incentive plan applicable to senior executives generally, with a target annual bonus of 175% of your base salary. The financial metrics and personal goals will be reviewed and approved by the Board each year.

Annual Equity Compensation

You will continue to be eligible for equity awards on an annual basis at the same time the Company makes equity compensation awards to other senior executives generally (assuming your continued employment through those dates) in the form of time-vested units (“RSUs”) and performance-vested units (“PRSUs”). The terms of the RSUs and PRSUs shall be the same as those of RSUs and PRSUs granted to other senior executives. The number of RSUs and PRSUs will be determined at the time of the award.

Letter Dated June 23, 2025

Special Retention Equity Grant

In connection with and in consideration for your agreement to continue to work for the Company through July 1, 2028, the Company will grant you a special equity retention award (“Special Retention Award”) of time-vest restricted stock units on July 1, 2025 (the “Retention RSUs”) pursuant to the Company’s Stock Incentive Plan (the “Equity Plan”) and the award agreement attached hereto as Annex A (the “Award Agreement”), of shares of common stock of the Company, par value $1 (“Shares”). The total number of units subject to the Special Retention Award shall equal the quotient of $45,000,000 (Forty-Five Million Dollars) divided by the closing price of a Share on July 1, 2025 (or if the market is closed on that day, the next day that the market is open), rounded up to the nearest whole number. All of the Retention RSUs will vest on July 1, 2028, subject, to your continued employment through such date, except as otherwise provided below:

•	Termination for Cause; Resignation without Good Reason. In the event of a termination of your employment by the Company for Cause or your resignation without Good Reason prior to July 1, 2028, all Retention RSUs will be forfeited.

•	Termination due to Death or Disability. In the event of a termination of your employment due to your death or Disability prior to January 1, 2028, then a portion of the Retention RSUs equal to the product of (i) the total number of Retention RSUs granted, multiplied by (ii) a fraction (not to exceed 1.0), the numerator of which is the number of days from July 1, 2025 through the date of such termination of employment and the denominator of which is the number of days from the July 1, 2025 through July 1, 2028 (or 1,096 days) will vest on July 1, 2028, and the remainder of the Retention RSUs will be forfeited. If the termination occurs on or after January 1, 2028, no portion of the award will be forfeited and all Retention RSUs will vest on the July 1, 2028.

•	Termination without Cause or by you for Good Reason. In the event that your employment is terminated by the Company without Cause or by you for Good Reason prior to July 1, 2028, then all Retention RSUs will vest on July 1, 2028.

The Special Retention Award shall be subject to the additional terms and conditions contained in the Award Agreement.

Miscellaneous

Except as otherwise expressly provided in this Agreement, the Letter Agreement shall remain in full force and effect. The section of the Letter Agreement entitled “Governing Law; Jurisdiction” is incorporated into this Agreement by reference and shall apply to this Agreement as if set forth herein.

Sincerely,

/s/ James F. Albaugh
James F. Albaugh
Lead Director
Howmet Aerospace Inc. Board of Directors

Letter Dated June 23, 2025

Acknowledged and Agreed:

/s/ John C. Plant
John C. Plant
Executive Chairman and Chief Executive Officer
Howmet Aerospace Inc.

Annex A

HOWMET AEROSPACE INC.

HOWMET AEROSPACE STOCK INCENTIVE PLAN
SPECIAL RETENTION AWARD AGREEMENT

Grant Date: July 1, 2025

This Special Retention Award Agreement represents a grant of Restricted Stock Units relating to ___________ shares of common stock of Howmet Aerospace, Inc. (the “Company”), par value $1. The terms and conditions of this Special Retention Award Agreement (the “Award Agreement”) as set forth in this agreement between the Company and John C. Plant (the “Participant”) are authorized by the Compensation and Benefits Committee of the Board of Directors. The special retention award (“Special Retention Award”) is granted to the Participant under the Howmet Aerospace Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”). Capitalized terms used but not defined in the Award Agreement shall have the meaning given to such terms in the Plan. Reference is made to the letter agreement dated as of June 23, 2025 between the Company and the Participant (the “Letter Agreement”).

General Terms and Conditions

1. The Special Retention Award is subject to the provisions of the Plan and the provisions of the Award Agreement (including the provisions of the Plan deemed to be incorporated by reference herein). Interpretations of the Plan and the Award Agreement by the Committee are binding on the Participant and the Company. A Special Retention Award is an undertaking by the Company to issue the number of Shares indicated in the notice of the Special Retention Award on the date the Special Retention Award vests, subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein.

Vesting and Payment

2. The Special Retention Award will be subject to the vesting terms and conditions set forth in the Letter Agreement which are deemed to be incorporated herein.

3. Upon vesting of the Special Retention Award in accordance with the terms of the Award Agreement and within 30 days following the vesting date, the Participant will be paid by the issuance to the Participant of Shares covered by the Special Retention Award. Prior to issuance of the Shares, the Participant has no voting rights. Dividend equivalents will accrue on Special Retention Awards, unless the Committee determines that no dividend equivalents may be accrued or paid. Dividend equivalents that accrue on Special Retention Awards will be equal to the common stock dividend per Share payable on the Company’s common stock multiplied by the number of Shares covered by the Special Retention Award. Notwithstanding any provision herein to the contrary, no dividends or dividend equivalents will be paid on Special Retention Awards that have not vested.

Taxes

4. All taxes required to be withheld under applicable tax laws in connection with a Special Retention Award must be paid by the Participant at the appropriate time under applicable tax laws. The Company may satisfy applicable tax withholding obligations by any of the means set forth in Section 15(l) of the Plan, but will generally withhold from the Shares to be issued upon payment of the Special Retention Award that number of Shares with a fair market value on the vesting date equal to the taxes required to be withheld at the minimum required rates or, to the extent permitted under applicable accounting principles, at up to the maximum individual tax rate for the applicable tax jurisdiction, which include, for Participants subject to taxation in the United States, applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Notwithstanding the foregoing, if the Participant is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, as amended, the Company will withhold Shares from the Shares to be issued upon payment of the Special Retention Award, as described herein, and will not use the other means set forth in the Plan unless approved by the Committee or in the event that withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Special Retention Award to vest prior to the stated vesting date set forth in paragraph 2 in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the Special Retention Award; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the portion of the Special Retention Award so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.

Beneficiaries

5. If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Special Retention Awards that have not yet vested at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com.

6. Beneficiary designations on an approved form will be effective at the time received by the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com. A Participant may revoke a beneficiary designation at any time by written notice to the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

7. A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

8. The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Special Retention Award prior to the death of the Participant who designated such beneficiary.

9. Unless the Participant indicates on the form that a named beneficiary is to receive Special Retention Awards only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Special Retention Awards upon vesting. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Special Retention Awards.

10. Should a beneficiary die after the Participant but before the Special Retention Award is paid, such beneficiary’s rights and interest in the Special Retention Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Special Retention Award, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren,” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

11. If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Special Retention Award that has not yet vested or been paid at the time of death of the Participant will vest and be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.

Adjustments

12. In the event of an Equity Restructuring, the Committee will equitably adjust the Special Retention Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Special Retention Award; and (ii) adjusting the terms and conditions of the Special Retention Award. The adjustments provided under this paragraph 14 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.

Repayment/Forfeiture

13. Pursuant to Section 15(e) of the Plan the Committee has full power and authority, to the extent permitted by governing law, to determine that the Special Retention Award will be canceled or suspended at any time prior to a Change in Control: (i) if the Participant violates any agreement in place with the Company or a Subsidiary, such as a non-competition agreement, settlement agreement or confidentiality agreement, the violation of which is injurious to the Company or any Subsidiary, monetarily, reputationally or otherwise; (ii) in the event of the Participant’s fraudulent conduct or willful engagement in conduct, in each case which is injurious to the Company or any Subsidiary, monetarily or otherwise; (iii) in the event of a “clawback” of Awards as described in Section 15(f) of the Plan; (iv) in order to comply with applicable laws as described in Section 15(h) of the Plan, or (v) in the event of the Participant’s violation of the Company’s Code of Conduct or applicable law, in each case which is injurious to the Company or any Subsidiary, monetarily, reputationally or otherwise.

Further, as an additional condition of receiving the Special Retention Award, the Participant agrees that the Special Retention Award and any Shares, cash, sale proceeds or other benefits the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company (i) to the extent required under the Company’s Executive Officer Incentive Compensation Recovery Policy, if applicable to the Participant, or under any other recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as any such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent), or as otherwise may be required to comply with applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002; or (ii) as determined appropriate by the Board pursuant to the Excess Compensation Clawback set forth in Section 15(f) of the Plan, which is incorporated herein by reference. Further, if the Participant otherwise receives any amount in excess of what the Participant should have received under the terms of the Special Retention Award for any reason (including without limitation by reason of a mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.

The Repayment/Forfeiture provisions of this paragraph 15 shall apply notwithstanding anything herein or in the Plan to the contrary, provided that in no event shall there be any duplication of recovery of amounts from the Participant under the Excess Compensation Clawback, the Executive Officer Incentive Compensation Recovery Policy, Section 304 of the Sarbanes-Oxley Act of 2002, Section 15(e) of the Plan, or any other recoupment policy, provision or requirement.

Miscellaneous Provisions

14. Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares issuable upon vesting of the Special Retention Awards, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any local, state, federal or foreign securities or exchange control law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any local, state, federal or foreign administrative or regulatory body having jurisdiction over the Company or a Subsidiary.

15. Non-Transferability. The Special Retention Award is non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

16. Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Special Retention Award shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Agreement.

17. Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

18. Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.

19. Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.

20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Special Retention Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. Compliance with Code Section 409A. It is intended that the Special Retention Award granted pursuant to the Award Agreement be compliant with Section 409A of the Code and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Special Retention Award granted pursuant to the Award Agreement satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

22. Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.

23. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant understands and agrees to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

24. Governing Law and Venue. As stated in the Plan, the Special Retention Award and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Special Retention Award will be exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).

25. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26. Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed the Award Agreement as of the Grant Date first written above.

HOWMET AEROSPACE INC.

By:
Neil E. Marchuk
Executive Vice President & Chief Human Resources Officer

JOHN C. PLANT

Executive Chairman and Chief Executive Officer